Exhibit (j)(1)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into Part A and Part B (Statement of Additional Information) in Amendment No. 20 to the Registration Statement on Form N-1A of Fidelity Revere Street Trust: Fidelity Cash Central Fund, Fidelity Municipal Cash Central Fund, and Fidelity Securities Lending Cash Central Fund, of our reports dated June 30, 2004 on the financial statements and financial highlights included in the May 31, 2004 Annual Reports to Shareholders of the above referenced funds.

We further consent to the references to our Firm under the heading "Auditor" in the Part B (Statement of Additional Information).

____________________________	/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
August 5, 2004